Exhibit 99.1

Press Release #202009	FOR IMMEDIATE RELEASE	June 16, 2020

Enertopia Lithium Solution Testing Extended

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") provides the following update.

Our current phase of Lithium solution testing is expected to be completed by the end of July, as we have added onto our testing as we work to lower impurities using off the shelf technology while at the same time reducing the use of H2SO4. Based on these results, the next phase of testing could result in Ion-resin exchange work, which would further concentrate the lithium solutions we are currently creating from the Clayton Valley source rock.

With respect to our clean energy search for potential products and services; we believe the first transaction will be completed before the end of our fiscal 4th quarter August 31st.

We continue to review strategic opportunities into clean energy electrical generation that will benefit the Company moving forward.

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the USA a secure domestic supply of battery grade Lithium products. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world, all in a far shorter time span than most realize.

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., current and future impact of COVID-19; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements or the mineral resources will be economic or mined. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.